FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST ENTERS PITTSBURGH MARKET; PURCHASES TWO SELF STORAGE FACILITIES FOR ALL CASH

     PITTSBURGH – December 14, 2009 - In an all-cash transaction, Strategic Storage Trust, Inc. (SSTI) – a publicly registered non-traded REIT targeting the self storage market – recently acquired two facilities located in the Pittsburgh, PA area for a combined purchase price of $5.7 million.

     “Pittsburgh is a great example of a city that has transformed from being influenced by a single-concentrated industry into a stable and well-diversified economy that includes large sector employers in healthcare, finance, technology and energy,” said H. Michael Schwartz, SSTI’s chairman and CEO. “This is why we continue to be interested in self storage facilities in this market.” Built in 1990, the approximately 470-unit Landings Drive property is 14 miles northwest of downtown Pittsburgh. The 55,200 net rentable square-foot property is strategically located approximately 100 ft. from the I-76 toll-road and State Route 28 interchange. The facility sits on approximately 3.5 acres with six, one-story buildings offering drive-up accessible units, and interior climate control units with security cameras, a secure code access entry gate, perimeter fencing and new concrete drives.

     The approximately 820-unit Lebanon Rd self-storage property is located just seven miles from downtown Pittsburgh at the intersection of two primary arterial roads between the Century III Mall and the Allegheny County Airport on State Route 885. The approximately 100,000 net rentable square-foot facility sits on approximately 5.7 acres with two, two-story buildings and another two-story building which contains an office and residence apartment. Built in 1983, the property offers drive-up accessible units, interior climate control units, security cameras, a secure code access entry gate, perimeter fencing and asphalt drives.

     “This all cash transaction extends the SSTI footprint into the Pittsburgh market by acquiring two self storage sites offering a great mix of drive-up & climate-controlled self storage and also RV/boat parking,” said Wayne Johnson, senior vice president of acquisitions for SSTI.

     As the second largest city in Pennsylvania, Pittsburgh was named the most livable city in the United States and 29th most livable city worldwide by The Economist Magazine. With a population of more than 2.3 million, the city’s downtown area retains substantial economic influence, ranking at 25th in the nation for jobs within the urban core and 6th in job density.

     Since the launch of the REIT a year and a half ago, the portfolio has expanded to include 26 properties in 14 states (Georgia, Mississippi, Florida, Virginia, New Jersey, Kentucky, Alabama, Arizona, California, Nevada, Texas, South Carolina, Tennessee and Pennsylvania).

     In an effort to unify and establish a national brand, SSTI recently launched a major re-branding campaign. According to Schwartz, the two Pittsburgh facilities will be launched under the new flagship brand Smart Stop Self Storage.

The seller, Sovran Acquisition Limited Partnership, was represented by Locke

Acquisition Group, LLC.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 17,600 self storage units and 2.3 million rentable square feet of storage space. SSTI’s sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 5.8 million square feet of commercial properties, including 4.2 million square feet of self storage facilities, with a combined market value of over $628 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.